UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 28, 2020

NATURAL GAS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
404 Veterans Airpark Lane, Suite 300
Midland, TX 79705
(Address of Principal Executive Offices)
(432) 262-2700
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	NGS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

On April 28, 2020, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Natural Gas Service Group, Inc. (the “Company”) conducted its annual review of the compensation of our executive officers. In connection with that review, the Committee approved the base salary of Stephen C. Taylor, the Company’s President, Chairman and Chief Executive Officer, at $612,000 for 2020, unchanged from the previous year.

In addition, pursuant to the Committee’s review, the Company granted Mr. Taylor a restricted stock award totaling 94,133 shares of our common stock, as a portion of his long-term incentive reward. The closing price of the Company’s common stock on April 28, 2020, was $5.64 per share.

Additionally, pursuant to the Committee’s review, the Company awarded Mr. Taylor the balance of his long-term incentive award which is to be paid in three equal annual payments of $353,940 on the first, second and third anniversary of the date of the award. These amounts may be paid in cash or common stock at the discretion of the Board and are subject to the same vesting policies as the restricted stock portion of the award as set forth in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and standard award agreement.

Mr. Taylor’s long-term incentive award represents a reduction of approximately 25% from the target level and is to be paid in a combination of shares of the Company’s common stock and cash. The Board believes the composition of and reduction in the award is appropriate to best align Mr. Taylor’s compensation to the current economic and industry environment.

The Committee also approved the base salary of James R. Lawrence, the Company’s Vice President and Chief Financial Officer, at $210,000, effective May 1, 2020, a 5% increase from his base salary on January 1, 2020.

The Committee approved the base salary of James R. Hazlett, the Company’s Vice President of Technical Services, at $224,595, unchanged from the previous year. The Committee also granted a restricted stock award of 10,000 shares to Mr. Hazlett.

All of the restricted shares of the Company’s common stock for Mr. Taylor and Mr. Hazlett are subject to a three-year vesting requirement pursuant to which the award will vest in one-third annual increments beginning on the first anniversary of the grant date. However, the awards will be subject to acceleration in certain events (such as death or disability of the recipient employee, or a change of control in the Company followed by a good reason discharge event as set forth in the 2019 Plan).

In addition, on April 28, 2020, the Company’s Board of Directors approved the annual compensation for our independent directors, including its annual grant of restricted stock awards, under our Independent Director Compensation Policy. For 2020, the Compensation Committee recommended, and the Board of Directors approved, total annual compensation for independent directors of $75,000. Each director will receive $50,000 in cash and 4,432 shares of restricted stock, with approximate value of $25,000, based on the April 28, 2020, closing share price of $5.64. These awards of restricted stock vest one year from the date of grant and are subject to acceleration in certain events.

The 2020 annual compensation for the Company’s Board of Directors represents a 25% reduction from 2019 levels. The Board believes such a reduction is appropriate to best align the Board’s compensation to the current economic and industry environment.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Date:	May 4, 2020
		By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer